Exhibit 10.11

RITCHIE BROS. AUCTIONEERS INCORPORATED

PERFORMANCE SHARE UNIT PLAN

ARTICLE 1

PURPOSE

1.1	Purpose

The purposes of this Performance Share Unit Plan (the “Plan”) are to: (a) enhance the Corporation’s ability to provide longer term incentive compensation to Participants which is linked to performance of the Corporation and not dilutive to shareholders, (b) assist the Corporation in attracting, retaining and motivating the Participants; (c) provide incentives and motivation for Participants through equity-based incentives that link compensation with the value of the Corporation’s Common Shares; and (d) promote a closer alignment of interests between Participants and the shareholders of the Corporation by associating a portion of Participants’ compensation with the Corporation’s Common Share price or returns, or results achieved by the Corporation over the medium term, that promote and recognize the success and growth of the Corporation and assist in creating value for shareholders of the Corporation. This Plan is effective as of January 23, 2013.

ARTICLE 2

INTERPRETATION

2.1	Definitions

In and for the purposes of this Plan, except as otherwise expressly provided:

“Affiliate” means any corporation, partnership or other entity in which the Corporation, directly or indirectly, has a majority ownership interest.

“Applicable Laws” means all corporate, securities or other laws (whether Canadian or foreign, federal, provincial or state) applicable to the Corporation in relation to the implementation and administration of this Plan and the matters contemplated herein.

“Applicable Tax Withholdings” means any and all taxes and other source deductions or other amounts which the Corporation or any Affiliate is required by law to withhold or deduct in respect of any amount or amounts to be paid or credited under this Plan.

“Beneficiary” of any Participant means, subject to any Applicable Laws, an individual who, on the date of the Participant’s death, has been designated by the Participant to receive benefits payable under this Plan following the death of the Participant, either in a Grant Agreement or in such other form as may be approved for such purpose by the Committee or the Corporation, or, where no such designation is validly in effect at the time of death of a Participant, or if no such individual validly designated survives the Participant until payment of benefits payable under this Plan in respect of PSUs credited to the Participant’s PSU Account, the legal representative (an administrator, executor, committee or other like person) of the Participant.

“Board” means the board of directors of the Corporation.

“Board Guidelines” has the meaning defined in section 9.5.

“Business Day” means a day which is not a Saturday or Sunday or a day observed as a holiday under the laws of the Province of British Columbia.

“Cause” for the purposes of the Plan, notwithstanding the terms of any agreement between the Corporation or an Affiliate and any Participant, unless otherwise defined in the applicable Grant Agreement or Grant Letter in respect of any PSUs granted or awarded to any Participant, means the wilful and continued failure by a Participant to substantially perform, or otherwise properly carry out, the Participant’s duties on behalf of the Corporation or an Affiliate, or to follow, in any material respect, the lawful policies, procedures, instructions or directions of the Corporation or any applicable Affiliate (other than any such failure resulting from the Participant’s Disability or incapacity due to physical or mental illness), or the Participant wilfully or intentionally engaging in illegal or fraudulent conduct, financial impropriety, intentional dishonesty, breach of duty of loyalty or any similar intentional act which is materially injurious to the Corporation, or which may have the effect of materially injuring the reputation, business or business relationships of the Corporation or an Affiliate, or any other act or omission constituting cause for termination of employment without notice or pay in lieu of notice at common law. For the purposes of this definition, no act, or failure to act, on the part of a Participant shall be considered “wilful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the Participant’s action or omissions were in, or not opposed to, the best interests of the Corporation and its Affiliates.

“Change of Control”, unless otherwise defined in the applicable Grant Agreement or Grant Letter in respect of any PSUs granted or awarded to any Participant, means the occurrence and any time after the date of adoption and implementation of this Plan of any of the following events:

(a)	a person, or group of persons acting jointly or in concert, acquiring or accumulating beneficial ownership of more than 50% of the Common Shares;

(b)	a person or group of persons acting jointly or in concert, holding or beneficially owning at least 25% of the Common Shares and being able to change the composition of the Board by having the person’s, or group of persons’ nominees elected as a majority of the Board; or

(c)	the arm’s length sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Corporation, over a period of one year or less, in any manner whatsoever and whether in one transaction or in a series of transactions or by plan of arrangement.

“Committee” means the Compensation Committee and any committee of the Board which may subsequently be established or designated for this purpose and to which the Board delegates administration of this Plan, provided that if the Compensation Committee ceases to exist, without any successor committee coming into existence, “Committee” shall mean the Board.

“Committee Guidelines” has the meaning defined in section 9.6.

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“Common Shares” means common shares in the capital of the Corporation.

“Corporation” means Ritchie Bros. Auctioneers Incorporated.

“Disability” in respect of any Participant, for the purposes of this Plan, means any physical or mental incapacity of the Participant that prevents the Participant from substantially fulfilling the Participant’s duties and responsibilities on behalf of the Corporation, or, if applicable, an Affiliate, or the Participant, to a substantial degree, being unable, due to illness, disease, affliction, mental or physical disability or incapacity or similar cause, to fulfill the Participant’s duties and responsibilities as an employee of the Corporation or, if applicable, an Affiliate.

“Dividends” means ordinary course cash dividends which are declared and paid by the Corporation on the Common Shares (and, for greater certainty, “Dividends” will not include dividends which are payable in shares or securities or in assets other than cash but will, however, include dividends which may be declared in the ordinary course by the corporation on the Common Shares which are payable, at the option of a shareholder, either in cash or in shares or securities or in assets other than cash, reflecting the cash amount per Common Share of such dividend).

“Dividend Equivalents” has the meaning defined in section 4.2.

“Employed” with respect to a Participant, means that (a) the Participant is performing work at a workplace of the Corporation or an Affiliate, or elsewhere on behalf of and at the direction of the Corporation or an Affiliate, or (b) the Participant is not actively so performing such work due to a Period of Absence, and (c) has not been given, or received, a notice of termination of employment by the Corporation or an Affiliate. For greater certainty, a Participant shall not be considered “Employed” or otherwise an Employee during any Notice Period that arises upon the involuntary termination of the employment, whether for Cause or otherwise, of the Participant by the Corporation or an Affiliate, as applicable.

“Employee” means an employee of the Corporation or of any Affiliate.

“Fair Market Value” of a Common Share on any day means the volume weighted average price of the Common Shares reported by the New York Stock Exchange for the twenty trading days immediately preceding that day (or, if the Shares are not then listed and posted for trading on the New York Stock Exchange, on such other exchange or quotation system as may be selected for that purpose by the Committee), provided that if the Common Shares are not listed or posted on any exchange or quotation system, the Fair Market Value of the Common Shares will be the fair market value of the Common Shares as determined by the Committee, and provided that if the Fair Market Value as so determined is not denominated in United States currency, the “Fair Market Value” shall be the U.S. dollar equivalent of the Fair Market Value as herein otherwise determined.

“Grant Agreement” means an agreement between the Corporation and a Participant evidencing any PSUs granted or awarded, as contemplated in section 3.6, and “Grant Letter” means a letter issued to a Participant by the Corporation as contemplated in section 3.6, in each case together with such schedules, exhibits, amendments, deletions or changes thereto as are permitted under this Plan.

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“Grant Date” for any PSUs means the effective date of the grant or award of such PSUs to a Participant under section 3.1.

“Income Tax Regulations” means regulations under the Income Tax Act (Canada).

“Notice Period”, in respect of any Participant whose employment is terminated by the Corporation (or an Affiliate), means such period, if any, as the Committee or an executive officer (other than the Participant) may in their discretion, designate as the period of notice required to be given to the Participant in respect of termination of his or her employment without Cause (and, for greater certainty, there is no obligation for uniformity of treatment of Participants, or any group of Participants, whether based on salary grade or organization level or otherwise).

“Participant” means an Employee who has been designated by the Board or Committee as eligible to participate in this Plan pursuant to section 3.1.

“Performance Period”, in respect of any PSU, except as the Committee may otherwise determine, means the period commencing on the first day of the calendar year in which PSU is granted or awarded and ending on such time as the Board or Committee may determine pursuant to sections 3.1 or 3.2, provided, however, that such period may be reduced or eliminated from time to time or at any time as determined by the Board or Committee. Except as may otherwise be determined by the Board or Committee, the Performance Period for any PSU granted, awarded or credited pursuant to section 4.2 or 5.2 shall be the same as the Performance Period of the PSU in respect of which such additional PSUs are granted, awarded or credited.

“Performance Share Unit” or “PSU” means one notional Common Share (without any of the attendant rights of a shareholder of such share, including the right to vote such share and the right to receive dividends thereon, except to the extent otherwise expressly provided herein) credited by bookkeeping entry to a notional account maintained for the Participant in accordance with this Plan.

“Performance Share Unit Account” or “PSU Account” means an account described in section 4.1.

“Period of Absence”, with respect to any Participant, means a period of time throughout which the Participant is on maternity or parental or other leave or absence approved by the Corporation (or, if applicable, an Affiliate) or required by law, or is experiencing a Disability.

“Retirement” of a Participant, unless otherwise defined in the applicable Grant Agreement or Grant Letter in respect of any PSUs granted or awarded to the Participant, means the retirement of the Participant when the Participant is not less than 55 years of age.

“Section 409A” means section 409A of the Internal Revenue Code of the United States of America, including the rules and authority thereunder.

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“U.S. Participant” means a Participant that is a United States citizen, a resident of the United States of America (including the States and the District of Columbia and its territories and possessions and other areas subject to its jurisdiction) or is otherwise subject to taxation under the Internal Revenue Code of the United States of America, as amended, in respect of the Participant’s compensation from the Corporation or an Affiliate.

“Vested Performance Share Unit” and “Vested PSU” have the meanings defined in section 5.1.

“Vesting Period”, in respect of any PSU, except as the Committee may otherwise determine, means the period commencing on the effective date of the grant or award of such PSU and ending on such time as the Board or Committee may determine pursuant to sections 3.1 and 3.2, provided, however, that such period may be reduced or eliminated from time to time or at any time as determined by the Board or Committee. Except as may otherwise be determined by the Board or Committee, the Vesting Period for any PSU granted, awarded or credited pursuant to section 4.2 or 5.2 shall be the same as the Vesting Period of the PSU in respect of which such additional PSUs are granted, awarded or credited.

2.2	Interpretation

In and for the purposes of this Plan, except as otherwise expressly provided:

(a)	“this Plan” means this Performance Share Unit Plan as it may from time to time be modified, supplemented or amended and in effect;

(b)	all references in this Plan to a designated “Article”, “section” or other subdivision is to the designated Article, section or other subdivision of, this Plan;

(c)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Article, section or other subdivision of this Plan;

(d)	the headings are for convenience only and do not form a part of this Plan and are not intended to interpret, define or limit the scope, extent or intent of this Plan or any provision hereof;

(e)	the singular of any term includes the plural, and vice versa, the use of any term is generally applicable to any gender and, where applicable, a body corporate, the word “or” is not exclusive and the word “including” is not limiting whether or not non limiting language is used;

(f)	any reference to a statute includes such statute and the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and any statute or regulations that may supplement or supersede statute or regulations; and

(g)	where the time for doing an act falls or expires on a day which is not a Business Day, the time for doing such act is extended to the next Business Day.

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2.3	Governing Law

This Plan will be governed by and construed in accordance with the laws of the Province of British Columbia. The validity, construction and effect of this Plan, any rules and regulations relating to this Plan, and any determination, designation, notice, election or other document contemplated herein shall be determined in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

2.4	Severability

If any provision or part of this Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part hereof.

2.5	Language

The Corporation and the Participants confirm their desire that this document along with all other documents including all notices relating hereto, be written in the English language. La Corporation et les participants confirment leur volonté que ce document de même que tous les documents, y compris tout avis, s’y rattachant soient rédigés en anglais.

2.6	Currency

Except where expressly provided otherwise, unless the Committee determines otherwise, all references in this Plan to currency and all payments to be made pursuant hereto shall be in U.S. currency. Unless the Committee otherwise determines, any currency conversion required to be made hereunder from United States dollars to a foreign currency, or vice versa, will be made at the Bank of Canada noon rate of exchange on the relevant day.

ARTICLE 3

ELIGIBILITY AND AWARDS

3.1	Eligibility and Grant of Awards

Subject to the terms and conditions of this Plan and any Board Guidelines or Committee Guidelines, the Board or Committee may from time to time while this Plan is in force;

(a)	determine the Employees who may participate in this Plan and designate any Employee as being a Participant under this Plan; and

(b)	award or grant PSUs to any Participant and determine the number or value of PSUs granted or awarded to each Participant, the vesting criteria and vesting period and other terms, conditions and provisions applicable to such award or grant or PSUs that are consistent with this Plan and that the Board or Committee in its discretion determines to be appropriate.

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3.2	Terms and Conditions

Without limiting the generality of Section 3.1, subject to Section 6.2, for greater certainty, pursuant to Section 3.1 the Board and Committee have authority to determine, in their discretion, the Employees to whom PSUs may be awarded or granted, the number or value of PSUs that are awarded or granted to any Participant and the terms, conditions and provisions of any PSUs awarded or granted, including, without limitation, (i) the time and manner in which any PSU shall vest; (ii) applicable conditions and vesting provisions and Performance Period and Vesting Period (including any applicable performance criteria to be achieved by the Corporation (or the Corporation and Affiliates) or a class of Participants or by a particular Participant on an individual basis, within a Performance Period or Vesting Period or as the trigger for the end of a Performance Period or Vesting Period) applicable to any PSUs; (iii) any additional conditions with respect to payment or satisfaction of any PSUs following vesting of such PSUs; and (iv) any other terms and conditions as the Board or Committee may in its discretion determine.

In making such determination, the Board or Committee shall consider the timing of crediting PSUs to the Participant’s PSU Account and the vesting requirements applicable to such PSUs to endeavour to ensure that the crediting of the PSUs and the vesting requirements and payment to be made hereunder will not be subject to the “salary deferral arrangement” rules under the Income Tax Act (Canada) and any applicable provincial legislation.

3.3	Service Period

Awards of PSUs may be made to Participants in respect of services to be performed by the Participant in the current calendar year.

3.4	Awards at any Time

The Board or Committee may make awards of PSUs at any time and from time to time during any year while this Plan is in force, and such designations and awards need not be made at the same time or times in any year as in any other year.

3.5	Limitation on Rights

Except as expressly set out herein or in any Board Guidelines, Committee Guidelines or any Grant Agreement or Grant Letter, nothing in the Plan or in any of the Board Guidelines or Committee Guidelines or in any Grant Agreement or Grant Letter nor any action taken hereunder shall confer on any Employee or Participant any right to be awarded any PSUs or additional PSUs. Except as expressly set out herein or in any Board Guidelines or Committee Guidelines, there is no obligation for uniformity of treatment of Participants, or any group of Employees and the Board or Committee shall have authority, in their absolute discretion, to determine the Employees to whom PSUs are awarded and the number or value of PSUs awarded to any Participant, which may reflect such matters as the Board or Committee, in their absolute discretion, may consider. Any award of PSUs made to any Participant shall not obligate the Board or Committee to make any subsequent award to such Participant.

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3.6	Grant Agreements and Grant Letters

Each award or grant of PSUs shall be evidenced by a written agreement (a “Grant Agreement”) between the Corporation and the Participant or a letter (a “Grant Letter”) issued to a Participant by the Corporation, or, if the Board or Committee so determines, all awards or grants of PSUs to any Participant in any calendar year, or other period of 12 consecutive months (or such longer period as may be determined by the Board or the Committee) may be evidenced by a Grant Agreement or Grant Letter, issued annually (or in such other frequency as the Board or Committee may determine), in each case in such form as may be prescribed, specified or approved by the Board or Committee. A Participant will not be entitled to any award of PSUs or any benefit of this Plan unless the Participant agrees with the Corporation to be bound by the provisions of this Plan. By entering into an agreement described in this Section 3.6, each Participant shall be deemed conclusively to have accepted and consented to all terms and conditions of this Plan and all actions or decisions made by the Board or the Committee or any person to whom the Committee may delegate administrative powers and duties hereunder, in relation to this Plan. The provisions of this Plan shall also apply to and be binding on Beneficiaries, other legal representatives, other beneficiaries and successors of each Participant. For greater certainty, no certificate shall be issued with respect to any PSUs.

3.7	Beneficiaries

A Participant may, by written notice or election delivered to the Corporate Secretary of the Corporation, in such form and executed and delivered in such manner as the Committee may from time to time determine, specify or approve (i) designate one or more individuals to receive the benefits payable under this Plan following the death of the Participant, and (ii) modify, alter, change or revoke any such designation, subject always to the provisions and requirements of applicable law. For greater certainty, the validity of such designation, or any such modification, alteration, change or revocation, will be subject to the laws of the jurisdiction of residence of the Participant.

3.8	No Right to Hold Office

This Plan shall not be interpreted as either an employment agreement or a trust agreement. Nothing in this Plan nor any Board Guidelines, Committee Guidelines nor any Grant Agreement or Grant Letter nor any election made pursuant to this Plan nor any action taken hereunder shall be construed as giving any Participant the right to be retained in the continued employ or service of the Corporation or any of its Affiliates, or, except as expressly set out herein, confer on any Participant any right to be awarded any PSUs, or giving any Participant, any Beneficiary, any dependent or relation as may be designed by a Participant by testamentary instrument or otherwise, or any other person, the right to receive any benefits not specifically expressly provided in this Plan nor shall it interfere in any way with any other right of the Corporation or any Affiliate to terminate the employment or service of any Participant at any time or to increase or decrease the compensation of any Participant.

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3.9	No Representations

(a)	The Corporation makes no representations or warranties to any Participant with respect to this Plan or PSUs. Participants are expressly advised that the value of any PSUs will, among other things, fluctuate with the trading price of Common Shares.

(b)	Participants agree to accept all risks associated with a decline in the market price of Common Shares and all other risks associated with the holding of PSUs.

3.10	No Restriction on Corporate Action

Nothing contained in this Plan shall be construed to prevent the Corporation from taking any corporate action which is determined by the Board or the Committee to be appropriate or in the best interests of the Corporation, whether or not such action would have an adverse effect on this Plan or any PSUs credited under this Plan and no Participant nor any other person shall have any claim against the Corporation as a result of any such action.

3.11	Compensation Programs

Neither the adoption of this Plan nor any Board Guidelines or Committee Guidelines nor the provisions of any Grant Agreement or Grant Letter nor any election made pursuant to this Plan nor any action taken hereunder shall be construed as any limitation on the power or authority of the Board or Committee, subject to Applicable Law, to (i) amend, modify, alter or suspend the compensation structure or programs of the Corporation for employees; or (ii) adopt any compensation structure or programs, whether in replacement of, or in substitution for any other compensation structure or program of the Corporation, for employees or otherwise, including the grant or awarding of any “restricted share units” or “performance share units” (whether on the same terms and conditions as set out herein or otherwise), either generally or only in specific cases.

3.12	No Awards Following Last Day of Active Employment

Without limiting the generality of section 3.5, in the event any Participant ceases to be Employed for any reason, notwithstanding any other provision hereof, and notwithstanding any provision of any employment agreement between any Participant and the Corporation or any Affiliate, such Participant shall not have the right to be awarded any additional PSUs, and shall not be awarded any PSUs pursuant to section 3.1 or section 4.2, after the last day of active employment of such Participant on which such Participant actually performs the duties of the Participant’s position, whether or not such Participant receives a lump sum payment of salary or other compensation in lieu of notice of termination, or continues to receive payment of salary, benefits or other remuneration for any period following such last day of active employment. Notwithstanding any other provision hereof, or any provision of any employment agreement between any Participant and the Corporation or any Affiliate, in no event will any Participant have any right to damages in respect of any loss of any right to be awarded PSUs pursuant to section 3.1 or section 4.2 after the last day of active employment of such Participant.

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ARTICLE 4

PERFORMANCE SHARE UNIT ACCOUNTS

4.1	Performance Share Unit Accounts

A notional account will be established for each Participant, to reflect such Participant’s interest under this Plan. The account so established shall be (i) credited with the number of PSUs (including, if applicable, fractional PSUs) credited pursuant to section 3.1 and (ii) adjusted to reflect additional PSUs (including, if applicable, fractional PSUs) credited pursuant to section 4.2 or 5.2, and the cancellation of PSUs (including, if applicable, fractional PSUs) with respect to which payments are made pursuant to section 6.1 or which fail to vest as contemplated in Article 5 or Article 7. PSUs that fail to vest in a Participant pursuant to Article 5 or Article 7, or that are paid out to the Participant or the Participant’s Beneficiary or legal representatives, shall be cancelled and cease to be recorded in the Participant’s PSU Account as of the date on which such PSUs are forfeited or cancelled under this Plan or are paid out, as the case may be. Each such account shall be established and maintained for bookkeeping purposes only. Neither this Plan nor any of the accounts established hereunder shall hold any actual funds or assets.

4.2	Dividend Equivalents

The PSU Account of each Participant will be credited with additional PSUs (including, if applicable, fractional PSUs) (“Dividend Equivalents”) on each dividend payment date in respect of which Dividends are paid by the Corporation on the Common Shares. Such Dividend Equivalents will be computed by dividing: (i) the product obtained by multiplying the amount of the Dividend declared and paid by the Corporation on the Common Shares on a per share basis by the number of PSUs recorded in the Participant’s PSU account on the record date for the payment of such Dividend, by (ii) the Fair Market Value of a Common Share on the date the Dividend is paid by the Corporation, with fractional PSUs calculated and rounded to two decimal places. Notwithstanding the foregoing, no additional PSUs shall be credited to the account of one or more Participants pursuant to this section 4.2 from and after the date on which the Participant ceases to be Employed.

4.3	Reorganization Adjustments

(a)	In the event of any declaration of any stock dividend payable in securities (other than a dividend which may be paid in cash or in securities at the option of the holder of Common Shares), or any subdivision or consolidation of Common Shares, reclassification or conversion of Common Shares, or any combination or exchange of securities, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin off involving the Corporation or other distribution (other than normal course cash dividends) of Corporation assets to holders of Common Shares or any other similar corporate transaction or event, which the Committee determines affects the Common Shares such that an adjustment is appropriate to prevent dilution or enlargement of the rights of Participants under this Plan, then, subject to any relevant resolutions of the Board (if required in the opinion of the Corporation’s counsel) the Committee, in its sole discretion, and without liability to any person, shall make such equitable changes or adjustments, if any, as it considers appropriate, in such manner as the Committee may consider equitable, to reflect such change or event including, without limitation, adjusting the number of PSUs outstanding under this Plan, provided that the value of the PSUs credited to a Participant’s PSU Account immediately after such an adjustment shall not exceed the value of the PSUs credited to such account immediately prior thereto.

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(b)	The Corporation shall give notice to each Participant in the manner determined, specified or approved by the Committee of any change or adjustment made pursuant to this section and, upon such notice, such adjustment shall be conclusive and binding for all purposes.

(c)	The Committee may from time to time adopt rules, regulations, policies, guidelines or conditions with respect to the exercise of the power or authority to make changes or adjustments pursuant to section 4.3(a). The Committee, in making any determination with respect to changes or adjustments pursuant to section 4.3(a), shall be entitled to impose such conditions as it considers or determines necessary in the circumstances, including conditions with respect to satisfaction or payment of all applicable taxes (including, but not limited to, withholding taxes).

(d)	The existence of outstanding PSUs shall not affect in any way the right or power and authority of the Corporation or its shareholders to make or authorize any alteration, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business or any merger, amalgamation, combination or consolidation of or involving the Corporation, or to create or issue any bonds, debentures, shares or other securities of the Corporation, or the rights and conditions attaching thereto, or to amend the terms and conditions or rights and restrictions thereof (ranking ahead of the Common Shares or otherwise), or any right thereto, or to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar nature or character or otherwise.

ARTICLE 5

VESTING

5.1	Vesting General

Subject to section 5.3 and section 7.8, unless the Board or Committee otherwise determines, all PSUs awarded pursuant to section 3.1 to any Participant shall vest at the time and in the manner determined by the Board or Committee at the time of the award or grant and shall be set out in (or in a Schedule or Exhibit to) the Grant Agreement or Grant Letter evidencing the award of such PSUs, provided that, subject to the provisions of Article 7, such Participant remains Employed by the Corporation or an Affiliate at the expiry of the Vesting Period applicable to such PSUs. For greater certainty, PSUs that have been granted or awarded to a Participant and which do not vest in accordance with this Article 5 or Article 7, as applicable, shall be forfeited by the Participant and the Participant will have no further right, title or interest in such PSUs and shall have no right to receive any cash payment with respect to any PSU that does not become a vested PSU. All PSUs referred to in section 4.2 shall vest at the time when the PSUs in respect of which such Dividend Equivalents were credited vest. Except where the context requires otherwise, each PSU which vests pursuant to this section 5.1 or section 7.8 (and each additional PSU which may be granted or credited pursuant to section 5.2 which vests pursuant to section 5.2 or section 7.8) shall be referred to as a “Vested Performance Share Unit” or “Vested PSU” and collectively as “Vested Performance Share Units” or “Vested PSUs”.

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5.2	Vesting of Additional PSUs

If determined pursuant to section 3.1 in connection with any award or grant of PSUs and set out in (or in a Schedule or Exhibit to) the Grant Agreement or Grant Letter evidencing the award of such PSUs, additional PSUs may be awarded or granted to a Participant, or a Participant may be entitled to be credited with additional PSUs, following the end of any performance period determined pursuant to section 3.1 in relation to any PSUs or at the time of vesting of any PSUs granted or awarded pursuant to section 3.1, which additional PSUs shall be fully vested when granted, unless otherwise determined by the Board or Committee.

5.3	Waiver of Vesting Criteria

Subject to section 6.4, the Board or Committee may, in its discretion, waive any restrictions with respect to vesting criteria, conditions, limitations or restrictions with respect to any PSUs granted or awarded to any Participant (including reducing or eliminating any Performance Period or Vesting Period originally determined) and may, in its discretion, at any time permit the acceleration of vesting of any or all PSUs or determine that any PSU has vested, in whole or in part, all in such manner and on such terms as may be approved by the Board or Committee, where in the opinion of the Board or Committee it is reasonable to do so and does not prejudice the rights of the Participant under the Plan.

ARTICLE 6

PAYMENT FOLLOWING VESTING

6.1	Payment Following Vesting

Subject to Article 7, following vesting of any PSU recorded in any Participant’s PSU Account, the Corporation will pay the Participant a cash payment in an amount equal to the number of such Vested PSUs multiplied by the Fair Market Value of one Common Share as at the date of vesting, payable by a lump sum payment in cash, net of all Applicable Tax. Notwithstanding the foregoing, if at the date of vesting of any PSUs, a Participant or the Corporation may be in possession of undisclosed material information regarding the Corporation, or on such date of vesting, pursuant to any insider or securities trading policy of the Corporation, the ability of a Participant or the Corporation to trade in securities of the Corporation may be restricted, the Committee may, in its discretion, determine that the cash payment to be paid to any Participant in respect of any Vested PSUs shall be an amount equal to the number of Vested PSUs multiplied by the Fair Market Value of one Common Share as at such date, following the date of vesting, which is after the later of (i) the date on which the Participant or the Corporation is no longer in possession of material undisclosed information and (ii) the date on which the ability of the Participant or the Corporation to trade in securities of the Corporation is not restricted, as may be determined by the Committee.

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6.2	Restriction

For greater certainty, no terms or conditions determined by the Board or the Committee pursuant to section 3.1 or 3.2 may have the effect of causing payment of the value of a PSU to a Participant, or the personal representatives of a Participant, after December 31 of the third calendar year following the calendar year in respect of which such PSU (or, in the case of any additional PSU credited pursuant to section 4.2 or section 5.2, the PSU in respect of which such additional PSU was credited) was granted or awarded.

6.3	Time of Payment

Subject to section 6.2, amounts payable pursuant to section 6.1 will be paid as soon as practicable following the end of the month in which the PSUs vest after the Corporation has determined the number of PSUs that have vested. Notwithstanding the foregoing, if payment of any amount pursuant to this section 6.3 would otherwise occur at any time during which a Participant may be in possession of undisclosed material information regarding the Corporation, or at any time during which, pursuant to any insider or securities trading policy of the Corporation, the ability of a Participant to trade in securities of the Corporation may be restricted, unless the Committee otherwise determines, payment will be postponed to the date which is five days after the later of (i) the date on which the Participant is no longer in possession of material undisclosed information or (ii) the date on which the ability of the Participant to trade in securities of the Corporation is not restricted.

6.4	U.S. Participants

(a)	It is intended that this Plan, and PSUs granted hereunder, and payments made pursuant to this Plan, shall comply with, or qualify for an exemption from, the requirements of Section 409A and shall be construed consistently therewith and interpreted in a manner consistent with that intention.

(b)	Subject to section 6.4(c), the Committee will not, pursuant to section 5.3, waive any restrictions with respect to vesting criteria, limitations or restrictions in respect of any PSUs granted to any U.S. Participant that, absent such waiver, would not vest prior to the Participant ceasing to be an Employee, where, to the knowledge of the Committee, absent such waiver, this Plan, the PSUs granted to any U.S. Participant, and any payment to be made pursuant to this Plan in respect thereof, would comply with, or qualify for an exemption from, the requirements of Section 409A, but would not, as a result of such waiver comply with, or qualify for an exemption from, the requirements of Section 409A.

(c)	Notwithstanding the foregoing, or any other provision of this Plan, and without limiting the generality of section 9.7(b), the Corporation and its Affiliates make no undertaking to preclude Section 409A from applying to this Plan or any PSUs granted hereunder, and none of the Corporation, any of its Affiliates, the Board, the Committee, nor any member thereof, nor any officer, employee or other representative of the Corporation or any Affiliate shall have any liability to any U.S. Participant, or any Beneficiary or other person, if any PSU that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Committee pursuant to the provisions of this Plan, including, without limitation, sections 5.3 and 6.1, and have no liability to any Participant for any taxes, interest or penalties resulting from any non-compliance with the requirements of Section 409A, and without limiting the generality of section 9.9, U.S. Participants (and their Beneficiaries and legal representatives) shall at all times be solely responsible for payment of all taxes, interest and penalties under Section 409A or as a result of any non-compliance with the requirements of Section 409A.

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(d)	All payments under the Plan to a U.S. Participant in respect of any PSUs granted to a U.S. Participant will be made no later than the 15th day of the third month after the taxation year of the Corporation in which such PSUs vest.

ARTICLE 7

TERMINATION OR CHANGE OF CONTROL

7.1	Termination Without Cause

Except as otherwise determined by the Board or Committee from time to time, in their sole discretion, in the event of the termination by the Corporation or an Affiliate of a Participant’s employment with the Corporation or an Affiliate other than for Cause, including termination by the Corporation or an Affiliate of the Corporation of a Participant’s employment (i) following the making of a declaration of a court of competent jurisdiction that the Participant is incapable of managing the Participant’s own affairs by reason of mental infirmity or the appointment of a committee to manage such Participant’s affairs, or (ii) following the Participant becoming substantially unable, by reason of a condition of physical or mental health, for a period of three consecutive months or more, or at different times for more than six months in any one calendar year, to perform the duties of the Participant’s position, all unvested Performance Share Units recorded in such Participant’s PSU Account shall continue to vest as contemplated in this Plan and:

(a)	the Participant will be entitled to receive payment pursuant to the provisions of Article 6 in respect of all PSUs recorded in such Participant’s PSU Account as at the last day of active employment of such Participant that had vested as at the last day of active employment of such Participant; and

(b)	the Participant will be entitled to receive payment pursuant to the provisions of Article 6 in respect of all PSUs recorded in the Participant’s PSU Account as at the last day of active employment of the Participant (and, if applicable, any PSUs referred to in section 5.2 credited to the Participant’s PSU Account after such last day of active employment in relation to any PSUs recorded in such Participant’s PSU Account as at such last day of active employment) that vest after the last day of active employment of such Participant, provided that the payment provided pursuant to section 6.1 shall be prorated to reflect the percentage of the Vesting Period which the period, commencing on the Grant Date and ending on the last day of active employment of such Participant, bears to the Vesting Period.

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For purposes of the calculation in section 7.1(b), if the last day of active employment occurs other than on the last day of any month, it shall be deemed to have occurred as of the last day of the month during which the last day of active employment occurred. In addition, as contemplated in section 7.6, except as may be otherwise determined by the Board or the Committee, any Period of Absence during any Vesting Period, prior to the date of termination of the Participant’s employment with the Corporation or an Affiliate, shall be considered as active employment for the purposes of section 7.1(b).

7.2	Termination with Cause

Except as otherwise determined by the Board or Committee from time to time, in their sole discretion, in the event of the termination by the Corporation or an Affiliate of a Participant’s employment for Cause:

(a)	the Participant will be entitled to receive payment pursuant to the provisions of Article 6 in respect of all PSUs recorded in such Participant’s PSU Account as at the last day of active employment of such Participant that had vested as at the last day of active employment of such Participant; and

(b)	all PSUs recorded in the Participant’s PSU Account as at the last day of active employment of such Participant that had not vested prior to the last day of active employment of such Participant shall not vest and shall be forfeited and cancelled without payment.

7.3	Resignation

Except as otherwise determined by the Board or Committee from time to time, in their sole discretion, in the event of the voluntary termination by any Participant of such Participant’s employment with the Corporation or an Affiliate other than as a result of the retirement of the Participant in accordance with the normal retirement policy of the Corporation (or, if applicable, an Affiliate):

(a)	the Participant will be entitled to receive payment pursuant to the provisions of Article 6 in respect of all PSUs recorded in such Participant’s PSU Account as at the last day of active employment of such Participant that had vested as at the last day of active employment of such Participant; and

(b)	all PSUs recorded in the Participant’s PSU Account as at the last day of active employment of such Participant that had not vested prior to the last day of active employment of such Participant shall not vest and shall be forfeited and cancelled without payment.

7.4	Retirement

Except as otherwise determined by the Board or Committee from time to time, in their sole discretion, in the event of the termination by any Participant of such Participant’s employment with the Corporation or an Affiliate as a result of the Retirement of the Participant, all unvested PSUs recorded in the Participant’s PSU Account shall continue to vest as contemplated in this Plan and:

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(a)	the Participant will be entitled to receive payment pursuant to the provisions of Article 6 in respect of all PSUs recorded in such Participant’s PSU Account as at the last day of active employment of such Participant that had vested as at the last day of active employment of such Participant; and

(b)	the Participant will be entitled to receive payment pursuant to the provisions of Article 6 in respect of all PSUs recorded in the Participant’s PSU Account as at the last day of active employment of the Participant (and, if applicable, any PSUs referred to in section 4.2 or section 5.2 credited to the Participant’s PSU Account after such last day of active employment in relation to any PSUs recorded in such Participant’s PSU Account as at such last day of active employment) that vest after the last day of active employment of such Participant.

7.5	Death

Except as otherwise determined by the Board or Committee from time to time, in its sole discretion, in the event of termination of a Participant’s employment with the Corporation or an Affiliate as a result of the death of the Participant, all unvested PSUs recorded in the Participant’s PSU Account shall continue to vest as contemplated in this Plan and:

(a)	the Beneficiary or legal representatives of the Participant will be entitled to receive payment pursuant to the provision of Article 6 in respect of all PSUs recorded in such Participant’s PSU Account as at the date of death that had vested as at the date of death; and

(b)	the Beneficiary or legal representative of the Participant will be entitled to receive payment pursuant to the provisions of Article 6 in respect of all PSUs recorded in the Participant’s PSU Account as at the date of death (and, if applicable, any PSUs referred to in section 4.2 or section 5.2 credited to the Participant’s PSU Account after the date of death in relation to any PSUs recorded in such Participant’s PSU Account as at the date of death) that vest after the date of death.

7.6	Periods of Absence

Except as otherwise determined by the Board or Committee from time to time, in their sole discretion, in the event that during any Vesting Period for any unvested PSUs recorded in any Participant’s PSU Account a Participant experiences one or more Periods of Absence, whether or not the Participant receives salary from the Corporation or an Affiliate during such Period of Absence, subject to the provisions of section 7.1, 7.2, 7.3, 7.4, 7.5 or 7.7, any Period of Absence during any Vesting Period shall be considered as active employment for the purposes of Article 6 and this Article 7, and all unvested PSUs recorded in such Participant’s PSU Account shall continue to vest as contemplated in this Plan and the Participant will be entitled to receive payment pursuant to the provisions of Article 6 in respect of all PSUs recorded in the Participant’s PSU Account that vest as provided in the Plan.

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7.7	Transfer of Employment

A Participant ceasing to be an employee of the Corporation or of an Affiliate shall not be considered a termination of employment for the purposes of this Plan so long as the Participant continues to be an employee of the Corporation or of an Affiliate.

7.8	Change of Control

In the event of a Change of Control:

(a)	each Participant will be entitled to receive payment pursuant to the provisions of Article 6 in respect of all Vested PSUs recorded in the Participant’s PSU Account as at the date of such Change of Control (before giving effect to section 7.8(b)) and

(b)	notwithstanding section 5.1 or any determination made pursuant to section 5.2, all PSUs recorded in the PSU Account of each Participant as at the date of the Change of Control shall vest as at such date and the provisions of Article 6 shall not apply in respect of such PSUs and the Corporation will pay to such Participant a cash payment in the amount equal to the number of such Vested PSUs multiplied by the price or value at which a Common Share is valued for the purposes of the transaction or series of transactions giving rise to or constituting the Change of Control, as bona fide determined by the Committee, or if there is no such transaction or transactions, the Fair Market Value of one Common Share as at the date of vesting, payable by a lump sum payment in cash, net of all Applicable Tax Withholdings, directly to the Participants, within 30 days of the date of the Change of Control.

For greater certainty, in the event that the vesting criteria in respect of any PSUs that have not vested as at the date of a Change of Control include provisions for the possible vesting of greater than 100% of the number of PSUs awarded in certain circumstances, unless the Committee otherwise determines, the number of PSUs vesting pursuant to section 7.8(b) will be limited to 100% of the number of unvested PSUs recorded in the PSU Account of each Participant as at the date of the Change of Control.

ARTICLE 8

NO RIGHTS AS SHAREHOLDER

8.1	No Rights as holder of Common Shares

For greater certainty, nothing in this Plan, the Board Guidelines, the Committee Guidelines, any Grant Agreement or Grant Letter, nor any election made pursuant to this Plan nor any action taken hereunder shall confer on any Participant any claim or right to be issued Common Shares, on account of PSUs credited to the Participant’s PSU Account or otherwise, and under no circumstances will PSUs confer on any Participant any of the rights or privileges of a holder of Common Shares including, without limitation, the right to exercise any voting rights, dividend entitlement, rights of liquidation or other rights attaching to ownership of Common Shares. For greater certainty, unless the Board or Committee otherwise determines, the PSUs shall not be considered equivalent to Common Shares for purposes of determining whether a Participant is complying with or satisfying any share ownership guidelines that may be adopted by the Board or any committee of the Board from time to time.

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ARTICLE 9

ADMINISTRATION OF PLAN

9.1	Administration

Unless otherwise determined by the Board or as otherwise specified herein:

(a)	this Plan will be administered by the Committee; and

(b)	subject to section 6.2, the Committee will have full power and authority to administer this Plan and exercise all the powers and authorities granted to it under this Plan or which it, in its discretion, considers necessary or desirable in the administration of this Plan, including, but not limited to, the authority to:

(i)	construe and interpret any provision hereof and decide all questions of fact arising in connection with such construction and interpretation; and

(ii)	make such determinations and take all steps and actions as may be directed or permitted by this Plan and take such actions or steps in connection with the administration of this Plan as the Committee, in its discretion, may consider or determine are necessary or desirable.

9.2	Delegation

(a)	The Committee, in its discretion, may delegate or sub-delegate to the Corporation, any director, officer or employee of the Corporation or any third party service provider which may be retained from time to time by the Corporation, such powers and authorities to administer this Plan and powers and authorities and responsibilities in connection with the administration of this Plan or administrative functions under this Plan and to act on behalf of the Committee and in accordance with the determinations of the Committee and Committee Guidelines to administer this Plan and implement decisions of the Committee and the Board as the Committee may consider desirable and determine the scope of such delegation or sub-delegation in its discretion.

(b)	Subject to the power and authority of the Board or Committee as set out herein, and any Board Guidelines or Committee Guidelines from time to time established and in effect, the executive officers of the Corporation shall have power and authority to administer this Plan, under the authority of the Committee, as its delegate, and have power to make recommendations to the Committee in the exercise of its powers and authority hereunder.

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9.3	Employment of Agents

The Corporation may from time to time employ persons to render advice with respect to this Plan and appoint or engage accountants, lawyers or other agents, including any third party service provider or personnel it may consider necessary or desirable for the proper administration of this Plan. Without limiting the generality of the foregoing, the Corporation may appoint or engage any administrator or administrative agent as the Committee may approve from time to time to assist in the administration of this Plan and to provide record keeping, statement distribution and communication support for this Plan.

9.4	Record Keeping

The Corporation shall keep, or cause to be kept, accurate records of all transactions hereunder in respect of Participants and PSUs credited to any Participant’s PSU Account. The Corporation may periodically make or cause to be made appropriate reports to each Participant concerning the status of the Participant’s PSU Account in such manner as the Committee may determine or approve and including such matters as the Committee may determine or approve from time or as otherwise may be required by Applicable Laws.

9.5	Board Guidelines

The Board, in its discretion, may from time to time adopt, establish, approve, amend, suspend, rescind, repeal or waive such rules, regulations, policies, guidelines and conditions (“Board Guidelines”) in relation to the administration of this Plan as the Board, in its discretion, may determine are desirable, within any limits, if applicable, imposed under Applicable Laws.

9.6	Committee Guidelines

Subject to the exercise by the Board of the powers and authority of the Board as set out herein, and the Board Guidelines from time to time established and in effect, the Committee may from time to time adopt, establish, amend, suspend, rescind or waive such rules, regulations, policies, guidelines and conditions (“Committee Guidelines”) for the administration of this Plan, including prescribing, specifying or approving forms or documents relating to this Plan, as the Committee, in its discretion, may determine are desirable, within any limits, if applicable, imposed under Applicable Laws, including, without limitation, in order to comply with the requirements of this Plan or any Board Guidelines or in order to conform to any law or regulation or to any change in any law or regulation applicable to this Plan.

9.7	Interpretation and Liability

(a)	Any questions arising as to the interpretation and administration of this Plan may be determined by the Committee. Absent manifest error, the Committee’s interpretation of this Plan, and any determination or decision by the Board or the Committee and all actions taken by the Board or the Committee or any person to whom the Committee may delegate administrative duties and powers hereunder, pursuant to the powers vested in them, shall be conclusive and binding on all parties concerned, including the Corporation and each Participant and his or her Beneficiaries and legal representatives. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as the Committee may determine is necessary or advisable. The Committee may as to all questions of accounting rely conclusively upon any determinations made by the auditors or accountants of the Corporation.

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(b)	Neither the Board, the Committee, nor any member thereof, nor any officer, employee or other representative of the Corporation, nor any third party service provider which may be retained from time to time by the Corporation in connection with the administration of this Plan or administrative functions under this Plan, nor any officer, employee, agent or other representative of any such service provider, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan and the Board, the Committee, their members and the officers and employees and agents and other representatives of the Corporation and any such third party service provider (and any agents or nominees thereof) shall be entitled to indemnification by the Corporation in respect of any claim, loss, damage or expense (including legal fees and disbursements) arising therefrom to the fullest extent permitted by laws.

9.8	Legal Compliance

(a)	The administration of this Plan, including, without limitation, crediting of PSUs and payment or satisfaction of PSUs, shall be subject to compliance with Applicable Laws.

(b)	Without limiting the generality of the foregoing or any other provision hereof, the Corporation may require such documentation or information from Participants, and take such actions (including disclosing or providing such documentation or information to others), as the Committee or any executive officer of the Corporation may from time to time determine are necessary or desirable to ensure compliance with all applicable laws and legal requirements, including all Applicable Laws and any applicable provisions of the Income Tax Act (Canada), the United States Internal Revenue Code of the United States of America and the rules and authority thereunder, or income tax legislation of any other jurisdiction, as the same may from time to time be amended, the terms of this Plan and any agreement, indenture or other instrument to which the Corporation is subject or is a party.

(c)	Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by executing any Grant Agreement or Grant Letter) that the Participant will, at all times, act in strict compliance with Applicable Laws and all other rules and policies of the Corporation, including any insider trading policy of the Corporation in effect at the relevant time, applicable to the Participant in connection with this Plan and will furnish to the Corporation all information and documentation or undertakings as may be required to permit compliance with Applicable Laws.

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(d)	Without limiting the generality of the foregoing, to the extent possible, Applicable Laws may impose reporting or other obligations on the Corporation or Participants in relation to this Plan, which requirements may, for example, require the Corporation or Participants to identify holders of PSUs, or report the interest of Participants in PSUs. In addition, to assist Participants with their reporting obligations and to communicate information about awards to the market, the Corporation may (but shall not be obliged to) disclose the existence and material terms of this Plan and PSUs credited hereunder in information circulars or other publicly filed documents and file issuer grant reports in respect of awards of PSUs pursuant to insider reporting requirements under Applicable Laws.

(e)	Each Participant shall provide the Corporation with all information (including personal information) and undertakings as may be required in connection with the administration of this Plan and compliance with Applicable Laws and applicable provisions of income tax laws. The Corporation may from time to time disclose or provide access to such information to any administrator or administrative agent or other third party service provider that may be retained from time to time by the Corporation, in connection with the administration of this Plan or administrative functions under this Plan and, by participating in this Plan, each Participant acknowledges, agrees and consents to information being disclosed or provided to others as contemplated in this section 9.8.

9.9	Compliance with Income Tax Requirements

(a)	In taking any action hereunder, or in relation to any rights hereunder, the Corporation and each Participant shall comply with all provisions and requirements of any income tax legislation or regulations of any jurisdiction which may be applicable to the Corporation or Participant, as the case may be.

(b)	The Corporation and, if applicable, Affiliates, may withhold, or cause to be withheld, and deduct, or cause to be deducted, from any payment to be made under this Plan, or any other amount payable to a Participant, a sufficient amount to cover withholding of any taxes required to be withheld by any Canadian or foreign federal, provincial, state or local taxing authorities or other amounts required by law to be withheld in relation to awards and payments contemplated in this Plan.

(c)	The Corporation may adopt and apply such rules and requirements and may take such other action as the Board or Committee may consider necessary, desirable or advisable to enable the Corporation and Affiliates and any third party service provider (and their agents and nominees) and any Participant to comply with all federal, provincial, foreign, state or local laws and obligations relating to the withholding of tax or other levies or compensation and pay or satisfy obligations relating to the withholding or other tax obligations in relation to PSUs (including Dividend Equivalents), distributions or payments contemplated under this Plan.

(d)	Each Participant (or the Participant’s Beneficiary or legal representatives) shall bear any and all income or other tax imposed on amounts paid or distributed to the Participant (or the Participant’s Beneficiary or legal representatives) under this Plan. Each Participant (or the Participant’s Beneficiary or legal representatives) shall be responsible for reporting and paying all income and other taxes applicable to or payable in respect of PSUs credited to the Participant’s PSU Account (including PSUs credited as Dividend Equivalents).

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(e)	Notwithstanding any other provision of this Plan, any Board Guidelines or Committee Guidelines or any Grant Agreement or Grant Letter or any election made pursuant to this Plan, the Corporation does not assume any responsibility for the income or other tax consequences for Participants under this Plan or in respect of amounts paid to any Participant (or the Participant’s Beneficiary or legal representatives) under this Plan.

(f)	If the Board or Committee or any executive officer of the Corporation so determines, the Corporation shall have the right to require, prior to making any payment under this Plan, payment by the recipient of the excess of any applicable Canadian or foreign federal, provincial, state, local or other taxes over any amounts withheld by the Corporation, in order to satisfy the tax obligations in respect of any payment under this Plan.

(g)	If the Corporation does not withhold from any payment, or require payment of an amount by a recipient, sufficient to satisfy all income tax obligations, the Participant (or the Participant’s Beneficiary or legal representatives) shall make reimbursement, on demand, in cash, of any amount paid by the Corporation in satisfaction of any tax obligation.

(h)	The obligations of the Corporation to make any payment under this Plan shall be subject to currency or other restrictions imposed by any government or under any applicable laws.

9.10	Unfunded Obligation

The obligation to make payments that may be required to be made under this Plan will be an unfunded and unsecured obligation of the Corporation. This Plan, or any provision hereunder, shall not create (or be construed to create) any trust or other obligation to fund or secure amounts payable under this Plan in whole or in part and shall not establish any fiduciary relationship between the Corporation (or the Board, the Committee, or any other person) and any Participant or any other person. Any liability of the Corporation to any Participant with respect to any payment required to be made under this Plan shall constitute a general, unfunded, unsecured obligation, payable solely out of the general assets of the Corporation, and no term or provision in this Plan, the Board Guidelines, the Committee Guidelines nor any Grant Agreement or Grant Letter nor any election made pursuant to this Plan nor any action taken hereunder shall be construed to give any person any security, interest, lien or claim against any specific asset of the Corporation. To the extent any person, including a Participant, holds any rights under this Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Corporation.

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9.11	Amendment, Suspension, Termination

(a)	Subject to sections 6.3, 6.4 and 9.11(b), the Board or Committee may from time to time amend this Plan in any manner without the consent or approval of any Participant. For greater certainty, without limiting the generality of the foregoing, the Board or Committee may amend this Plan as they consider necessary or appropriate to ensure this Plan continues to comply with Section 409A and the guidance thereunder. Notwithstanding any other provision of this Plan, no consent to any amendment, suspension or termination of this Plan that adversely affects PSUs previously credited to a U.S. Participant under Section 409A shall be required if such amendment, suspension or termination is considered by the Committee, on the advice of counsel, to be necessary or desirable to avoid adverse U.S. tax consequences to the U.S. Participant. No provisions of this Plan nor amendment to this Plan may permit the acceleration of payments under this Plan to any U.S. Participant contrary to the provisions of Section 409A.

(b)	Unless required by Applicable Laws, no amendment contemplated in section 9.11(a) shall adversely affect the rights of any Participant at the time of such amendment with respect to PSUs credited to such Participant’s PSU Account at the time of such amendment without the consent of the affected Participant. Subject to sections 6.3 and 6.4, the Board or Committee may from time to time in its discretion, with the consent of a Participant, amend, vary, modify or in any other way change the entitlement of that Participant or any provisions of this Plan as applicable to that Participant.

(c)	The Board or Committee may at any time and from time to time suspend, in whole or in part, or terminate, this Plan.

(d)	If the Board or Committee terminates this Plan, no new PSUs will be credited to any Participant, but previously credited PSUs shall remain outstanding, be entitled to Dividend Equivalents as provided under section 4.2, and be paid in accordance with the terms and conditions of this Plan existing at the time of termination. This Plan will finally cease to operate for all purposes when the last remaining Participant receives payment in satisfaction of all PSUs recorded in such Participant’s PSU Account, or such PSUs terminate as a result of not vesting. The full powers of the Board and the Committee as provided for in this Plan will survive the termination of this Plan until the last remaining Participant receives payment in satisfaction of all PSUs recorded in such Participant’s PSU Account, or such PSUs terminate as a result of not vesting.

9.12	Costs

Unless otherwise determined by the Board or Committee, the Corporation will be responsible for all costs relating to the administration of this Plan.

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9.13	No Assignment

(a)	Subject to the right of a Participant to designate one or more Beneficiaries entitled to receive benefits under this Plan following the death of the Participant as expressly set out herein, unless the Board or Committee specifically determines otherwise, no Participant may assign or transfer any right or interest under this Plan or any right to payment or benefit under this Plan or any PSUs granted hereunder, whether voluntarily or involuntarily, by operation of law (including in the event of bankruptcy or insolvency) or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy, except to the extent otherwise required by Applicable Laws, and except by will or by the laws of succession or descent and distribution. Except as required by law, the right to receive a payment or benefit under this Plan is not capable of being subject to attachment or legal process for the payment of any debts or obligations or any Participant.

(b)	Except as hereafter provided, during the lifetime of a Participant, amounts payable under this Plan to a Participant shall be payable only to such Participant. In the event of death of a Participant, any amount payable under this Plan pursuant to section 6.1 shall be paid to the Beneficiaries or personal representatives of such Participant and any such payment shall be a complete discharge of the Corporation therefor. In the event a Participant is incapable of managing the Participant’s own affairs by reason of mental infirmity, any amount payable under this Plan may be paid to the person charged or appointed by law to administer the Participant’s affairs.

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